EXHIBIT 11
JOINT FILING AGREEMENT
     Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust, hereby agree and consent to the joint filing on their behalf of the foregoing Amendment No. 2 to Schedule 13D relating to their beneficial ownership of the Common Stock of Renegy Holdings, Inc.

Dated: August 28, 2008	ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST

	By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Trustee

	By:	/s/ Christi M. Worsley
	Name:	Christi M. Worsley
	Title:	Trustee

Dated: August 28, 2008	ROBERT M. WORSLEY

/s/ Robert M. Worsley

Dated: August 28, 2008	CHRISTI M. WORSLEY

/s/ Christi M. Worsley